SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                (Amendment No. 2)


                              RANCHER ENERGY CORP.
 -------------------------------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, $.00001 Par Value Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    75188R106
 -------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2008
 -------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [ ]  Rule 13d-1(b)

          [x] Rule 13d-1(c)

          [_] Rule 13d-1(d)


      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.   75188R106
            ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Hound Partners, LLC

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a) [_]
                                                                 (b) [x]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     13,228,463

7.   SOLE DISPOSITIVE POWER

     0
8.   SHARED DISPOSITIVE POWER

     13,228,463

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     13,228,463

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                     [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     11.14%

12.  TYPE OF REPORTING PERSON

     OO

CUSIP No.   75188R106
            ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Hound Performance, LLC

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a) [_]
                                                                 (b) [x]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     13,228,463

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     13,228,463

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     13,228,463

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                     [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     11.14%

12.  TYPE OF REPORTING PERSON

     OO

CUSIP No.   75188R106
            ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Jonathan Auerbach

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a) [_]
                                                                 (b) [x]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     13,228,463
7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     13,228,463

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     13,228,463

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                     [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     11.14%

12.  TYPE OF REPORTING PERSON

     IN

CUSIP No.   75188R106
            ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Hound Partners, LP

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a) [_]
                                                                 (b) [x]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     6,112,672

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     6,112,672

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     6,112,672

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                     [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.21%

12.  TYPE OF REPORTING PERSON

     PN

CUSIP No.   75188R106
            ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Hound Partners Offshore Fund, LP

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a) [_]
                                                                 (b) [x]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     7,115,791

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     7,115,791

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     7,115,791

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                     [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.06%

12.  TYPE OF REPORTING PERSON

     PN

 CUSIP No.   75188R106
            ---------------------


Item 1(a).  Name of Issuer:

            Rancher Energy Corp.
            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

            999 - 18th Street, Suite 3400
            Denver, Colorado 80202
            --------------------------------------------------------------------


Item 2(a) - (c).  Name Principal Business Address, and Citizenship of Person
                  Filing:

            Hound Partners, LLC
            101 Park Avenue, 48th Floor
            New York, NY 10178
            Delaware limited liability company

            Hound Performance, LLC
            101 Park Avenue, 48th Floor
            New York, NY 10178
            Delaware limited liability company

            Jonathan Auerbach
            101 Park Avenue, 48th Floor
            New York, NY 10178
            United States citizen

            Hound Partners, LP
            101 Park Avenue, 48th Floor
            New York, NY 10178
            Delaware limited partnership

            Hound Partners Offshore Fund, LP
            c/o Citco Fund Services (Curacao) N.V.
            Kaya Flamboyan 9
            P.O. Box 4774
            Willemstad, Curacao
            Netherlands Antilles
            Cayman Islands exempted limited partnership

            --------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:

            Common Stock, $.00001 Par Value Per Share
            --------------------------------------------------------------------

Item 2(e).  CUSIP Number:

            75188R106
            --------------------------------------------------------------------


Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)    [_]  Broker or dealer registered under Section 15 of the Exchange
                 Act.

     (b)    [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)    [_]  Insurance company as defined in Section 3(a)(19) of the
                 Exchange Act.

     (d)    [_]  Investment company registered under Section 8 of the Investment
                 Company Act.

     (e)    [_]  An investment adviser in accordance with Rule
                 13d-1(b)(1)(ii)(E);

     (f)    [_]  An employee benefit plan or endowment fund in accordance with
                 Rule 13d-1(b)(1)(ii)(F);

     (g)    [_]  A parent holding company or control person in accordance with
                 Rule 13d-1(b)(1)(ii)(G);

     (h)    [_]  A savings association as defined in Section 3(b) of the Federal
                 Deposit Insurance Act;

     (i)    [_]  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)    [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          Hound Partners, LLC                                  13,228,463 shares
          Hound Performance, LLC                               13,228,463 shares
          Jonathan Auerbach                                    13,228,463 shares
          Hound Partners, LP                                    6,112,672 shares
          Hound Partners Offshore Fund, LP                      7,115,791 shares

          ----------------------------------------------------------------------

     (b)  Percent of class:

          Hound Partners, LLC                                         11.14%
          Hound Performance, LLC                                      11.14%
          Jonathan Auerbach                                           11.14%
          Hound Partners, LP                                           5.21%
          Hound Partners Offshore Fund, LP                             6.06%

          ----------------------------------------------------------------------

     (c) Number of shares as to which such person has:

          (i) Sole power to vote or to direct the vote

          Hound Partners, LLC                                           0 shares
          Hound Performance, LLC                                        0 shares
          Jonathan Auerbach                                             0 shares
          Hound Partners, LP                                            0 shares
          Hound Partners Offshore Fund, LP                              0 shares
          ---------------------------------------------------------------------

          (ii) Shared power to vote or to direct the vote

          Hound Partners, LLC                                  13,228,463 shares
          Hound Performance, LLC                               13,228,463 shares
          Jonathan Auerbach                                    13,228,463 shares
          Hound Partners, LP                                    6,112,672 shares
           Hound Partners Offshore Fund, LP                     7,115,791 shares
          ---------------------------------------------------------------------

          (iii) Sole power to dispose or to direct the disposition of

          Hound Partners, LLC                                          0 shares
          Hound Performance, LLC                                       0 shares
          Jonathan Auerbach                                            0 shares
          Hound Partners, LP                                           0 shares
          Hound Partners Offshore Fund, LP                             0 shares
-------------------------------------------------------------------------------

          (iv) Shared power to dispose or to direct the disposition of

          Hound Partners, LLC                                  13,228,463 shares
          Hound Performance, LLC                               13,228,463 shares
          Jonathan Auerbach                                    13,228,463 shares
          Hound Partners, LP                                    6,112,672 shares
          Hound Partners Offshore Fund, LP                      7,115,791 shares

-------------------------------------------------------------------------------,


Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

         N/A
         -----------------------------------------------------------------------


Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

         N/A
         -----------------------------------------------------------------------


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

     If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

         N/A
         -----------------------------------------------------------------------


Item 8.  Identification  and  Classification  of Members of the Group.

     If a group has filed this schedule pursuant to ss.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to ss.240.13d-1(c) or ss.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

         N/A
         -----------------------------------------------------------------------


Item 9.  Notice of Dissolution of Group.

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

          N/A
          ----------------------------------------------------------------------

Item 10.  Certifications.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                     February 13, 2009
                                        ----------------------------------------
                                                        (Date)


                                        HOUND PARTNERS, LLC*

                                        By:  /s/ Jonathan Auerbach
                                             -----------------------------------
                                             Jonathan Auerbach,
                                               Managing Member

                                        HOUND PERFORMANCE, LLC*

                                        By:  /s/ Jonathan Auerbach
                                             -----------------------------------
                                             Jonathan Auerbach,
                                               Managing Member


                                        /s/ Jonathan Auerbach*
                                        ----------------------------------------
                                        JONATHAN AUERBACH

                                        HOUND PARTNERS, LP

                                        By:  Hound Performance, LLC, its
                                               general partner

                                        By:  /s/ Jonathan Auerbach
                                             -----------------------------------
                                             Jonathan Auerbach,
                                               Managing Member


                                        HOUND PARTNERS OFFSHORE FUND, LP

                                        By:  Hound Performance, LLC, its
                                               general partner

                                        By:  /s/ Jonathan Auerbach
                                             -----------------------------------
                                             Jonathan Auerbach,
                                               Managing Member


* The Reporting Persons disclaim beneficial ownership except to the extent of their pecuniary interest therein.

                                                                       EXHIBIT A

                                    AGREEMENT


         The undersigned agree that this Schedule 13G Amendment dated February 13, 2009 relating to the Common Stock, $.00001 par value per share of Rancher Energy Corp. shall be filed on behalf of the undersigned.

                                        HOUND PARTNERS, LLC

                                        By:  /s/ Jonathan Auerbach
                                             -----------------------------------
                                             Jonathan Auerbach,
                                               Managing Member


                                        HOUND PERFORMANCE, LLC

                                        By:  /s/ Jonathan Auerbach
                                             -----------------------------------
                                             Jonathan Auerbach,
                                               Managing Member


                                        /s/ Jonathan Auerbach
                                        ----------------------------------------
                                        JONATHAN AUERBACH

                                        HOUND PARTNERS, LP

                                        By:  Hound Performance, LLC, its
                                               general partner

                                        By:  /s/ Jonathan Auerbach
                                             -----------------------------------
                                             Jonathan Auerbach,
                                               Managing Member


                                        HOUND PARTNERS OFFSHORE FUND, LP

                                        By:  Hound Performance, LLC, its
                                               general partner

                                        By:  /s/ Jonathan Auerbach
                                             -----------------------------------
                                             Jonathan Auerbach,
                                               Managing Member




SK 22404 0001 963908